Exhibit 10.33
ACNB BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan (the “Plan”) is adopted October 20, 2022, by and between ACNB Bank (the “Bank”), a Pennsylvania banking corporation, and Douglas A. Seibel (the “Executive”).
RECITALS:

A.The Bank is a wholly-owned subsidiary of ACNB Corporation.
B.The Executive is employed by the Bank.
C.The Bank recognizes the valuable services the Executive has performed for the Bank and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives.

D.The Bank wishes to provide the terms and conditions upon which the Bank shall pay additional retirement benefits to the Executive.

E.The Bank intends this Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of a select group of management or highly compensated employees of the Bank; and as such, is intended to be exempt from the provisions of Parts 2, 3, and 4 of Title I of the Employee Retirement Income Security Act of 1974 by operation of Sections 201(2), 301(a)(3) and 401(a)(1) thereof.
F.The Bank and the Executive intend this Plan shall at all times comply in form and operation with all applicable law, including, to the extent applicable, the requirements of Internal Revenue Code Section 409A and will be administered, operated and construed in accordance with this intention.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Bank and the Executive agree as follows:
ARTICLE I
DEFINITIONS

The following Article provides definitions of terms used throughout this Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms shall be deemed to have the following meanings:
1.1    “Account” shall mean a bookkeeping account established and maintained by the Bank on behalf of the Executive and shall be used solely as a device to measure and determine the amounts to be paid to the Executive or his Beneficiary under the terms of the Plan. The Account balance shall include amounts credited by the Bank in accordance with Article II and interest thereon as determined in Article III. The Plan Administrator or plan recordkeeper shall establish additional subaccounts that the Plan Administrator considers necessary to reflect the entire interest of the Executive under the Plan.
1.2    “Affiliate” shall mean any business entity with whom the Bank would be considered a single employer under Sections 414(b) and 414(c) of the Internal Revenue Code Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Internal Revenue Code.
1.3    “Bank” shall mean ACNB Bank, and its successors and assigns unless otherwise provided in this Plan, or any other corporation or business organization which, with the consent of ACNB Bank, or its successors or assigns, assumes the Bank's obligations under this Plan, or any Affiliate which agrees, with the consent of ACNB Bank, or its successors or assigns, to become a party to the Plan.
1.4    “Beneficiary” or “Beneficiaries” shall mean the person(s), trust(s) or other entity or entities designated by the Executive, in accordance with the procedures established by the Plan Administrator, to receive applicable payments in the event of the death of the Executive prior to the Executive’s receipt of the entire amount credited to his Account.
1.5    “Beneficiary Designation Form” shall mean the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.
    1.6    “Board” shall mean the Board of Directors of the Bank.
    1.7    “Cause” shall mean conduct by the Executive determined by the Bank to be: (a) gross negligence or willful malfeasance in the performance of his duties; (b) actions or omissions that harm the Bank and are undertaken or omitted knowingly or are criminal or fraudulent or involve material dishonesty or moral turpitude; (c) being indicted in a court of law for any felony or for a crime involving misuse or misappropriation of the Bank funds; or (d) breach of fiduciary duty to the Bank.
    1.8    “Change in Control” shall mean and shall include a change in ownership or effective control of the Bank or ACNB Corporation or a change in the ownership of a substantial portion of the assets of the Bank or ACNB Corporation, within the meaning of Internal Revenue Code Section 409A and as described in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii); however, a Change in Control shall not be deemed to have occurred if the aforementioned changes involve the purchase or acquisition of shares or assets by immediate family members of the shareholders of record as of the Effective Date of this Plan.
    1.9    “Claimant” shall mean the Executive or a Beneficiary who believes that he or she is entitled to a benefit under this Plan or is being denied a benefit to which he or she is entitled hereunder.

1.10    “Code” shall mean the U.S. Internal Revenue Code of 1986 and the Treasury Regulations or other authoritative guidance issued thereunder, as amended from time to time.

1.11    “Contribution Credit” shall mean the amounts credited on behalf of the Executive by the Bank to the Executive’s Account under the terms of the Plan.

    1.12    “Effective Date” shall mean _____________, 2022.

1.13    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations and guidance promulgated thereunder.

1.14    “Plan” shall mean the ACNB Bank Supplemental Executive Retirement Plan, which shall be evidenced by this instrument, as amended from time to time. For purposes of applying Code Section 409A requirements, the benefit of the Executive under this Plan is a nonelective account balance plan under Treasury Regulation §1.409A-1(c)(2)(i)(B).
1.15    “Plan Administrator” shall mean the Board or its designee.
1.16     “Plan Year” shall mean, for the first Plan Year, the period beginning on the Effective Date of the Plan and ending December 31 of such calendar year; and thereafter shall mean a twelve (12) month period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.
1.17    “Section 409A” shall mean Code Section 409A and the Treasury Regulations or other authoritative guidance issued thereunder.
1.18    “Separation from Service” or “Separates from Service” shall mean the Executive has experienced a termination of employment or service with the Bank. Whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Bank, if that is less than thirty-six (36) months).
    1.19    “Specified Employee” shall mean the Executive meets the definition of a “key employee” as such term is defined in Code Section 416(i)(1)(A)(i), (ii) or (iii) (without regard to the Treasury Regulations thereunder and Section 416(i)(5)). However, the Executive is not a Specified Employee unless any stock of the Bank or ACNB Corporation is publicly traded on an established securities market or otherwise, as defined in Treasury Regulation §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the identification date, the Executive is a Specified Employee for the twelve (12) month period ending on the first day of the fourth month following the identification date. The determination of the Executive as a Specified Employee shall be made by the Plan Administrator in accordance with Code Section 416(i) and the “specified employee” requirements of Section 409A.

    1.20    “Treasury Regulation” or “Treasury Regulations” shall mean regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.

ARTICLE II
CONTRIBUTION CREDITS
2.1    Contribution Credits. The Bank shall credit $55,000.00 per calendar year to Executive’s Account as long as Executive is employed by the Bank at the time such amount is credited. Contribution Credits for any given Plan Year under this Section shall be credited to the Executive’s Account at such time or times established by the Bank in its sole discretion. This amount shall be in addition to amounts credited under the Supplemental Executive Retirement Plan of November 27, 2018, the “2018 Plan”.
ARTICLE III
INTEREST CREDITING
3.1    Crediting of Interest. For the purpose of determining the interest to be credited to the Executive’s Account under the Plan, the Bank shall assume that the Executive’s Account is invested in such a manner that it earns a rate of interest equal to the “Interest Crediting Rate,” as described below in Section 3.2. This amount accrued by the Bank as additional deferred compensation shall be a part of the Bank’s obligation to the Executive. The determination of interest credited to the Executive’s Account shall in no way affect the ability of the general creditors of the Bank to reach the assets of the Bank in the event of the insolvency or bankruptcy of the Bank or place the Executive in a secured position ahead of the general creditors of the Bank. There is no requirement that any assets of the Bank shall be invested in any particular manner. Interest hereunder shall be credited to the Executive’s Account effective as of the date the Account first has a positive balance and continuing through the date the Account balance is fully paid to the Executive.

3.2    Interest Crediting Rate. The Interest Crediting Rate shall be based on the prime rate as published in The Wall Street Journal on the last business day of the preceding Plan Year. The Interest Crediting Rate determined as of the first business day of the Plan Year shall be the same rate used for the entirety of the Plan Year. The Bank may adjust the Interest Crediting Rate on a prospective basis in its sole discretion. Notwithstanding anything in this Plan to the contrary, the Interest Crediting Rate with respect to any Plan Year shall not be less than three percent (3%) or greater than ten percent (10%).

ARTICLE IV
VESTING / FORFEITURES / TAXES
4.1    Vesting. The Executive is one hundred percent (100%) vested in his Account balance upon the Effective Date.

4.2    Forfeiture. Notwithstanding any other provision to the contrary herein, in the event the Executive’s employment is terminated for Cause, no benefits of any kind will be due or payable by the Bank under the terms of this Plan and all rights of the Executive, his Beneficiary, executors, or administrators, or any other person, to receive payments thereof shall be forfeited.
4.3    Removal. Notwithstanding any provision of this Plan to the contrary, the Bank shall not distribute any benefit under this Plan if the Executive is subject to a final removal or prohibition order issued by an appropriate banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.
4.4    Taxes and Withholding. Contribution Credits (and interest credited thereon) are subject to the Federal Insurance Contribution Act (FICA) and the Federal Unemployment Tax Act (FUTA) to the extent provided under applicable Code provisions, and benefits payable under the Plan are subject to all applicable federal, state, city, income, employment or other taxes as may be required to be withheld or paid. The Executive is responsible for the payment of all tax liabilities relating to any such benefits.
ARTICLE V
PAYMENT OF BENEFITS
5.1    Payments in General.
(a)    Amount of Benefit. The Executive (or, in the event of the death of the Executive, the Executive’s designated Beneficiary) shall be entitled to a benefit equal to the Executive’s vested Account in accordance with the terms of the Plan.
(b)    Source of Payments. All payments made under the Plan shall be made in cash from the Bank’s general assets.
(c)    Calculation of Installment Payments. In the event a benefit under this Article is paid in installments, the Bank shall credit interest pursuant to Article III on the remaining Account balance during any applicable installment payment period.
    (d)    Subsequent Deferral Elections. If approved by the Bank, the Executive may delay the time of a payment or change the form of a payment as expressly provided under this Section and Section 409A (a “Subsequent Deferral Election”). Notwithstanding the foregoing, a Subsequent Deferral Election cannot accelerate any payment. A Subsequent Deferral Election which delays the time of a payment or changes the form of a payment is permitted only if all of the following requirements are met:
(i)The Subsequent Deferral Election does not take effect until at least twelve (12) months after the date on which the Subsequent Deferral Election is made and approved by the Plan Administrator;
(ii)If the Subsequent Deferral Election relates to a payment based on Separation from Service or a payment made at a specified time, the election must result in payment being deferred for a period of not less than five (5) years from the date the first amount was scheduled to be paid;
(iii)If the Subsequent Deferral Election relates to a payment at a specified time, the Subsequent Deferral Election must be made not less than twelve (12) months before the date the first amount was scheduled to be paid.
For purpose of applying the Subsequent Deferral Election requirements, installment payments shall be treated as a “single payment.” Any Subsequent Deferral Election made pursuant to this Section shall be made on such election forms or electronic media as is required by the Plan Administrator, in accordance with the rules established by the Plan Administrator and shall comply with all requirements of Section 409A.
5.2    Separation from Service Benefit. In the event the Executive Separates from Service, including death but excluding for Cause, the Bank shall pay to the Executive (or his Beneficiary) his vested Account balance, calculated as of the date of Separation from Service, in a lump sum or up to one hundred eighty (180) monthly installments, as elected by the Executive within thirty (30) days following the Effective Date. If the Executive fails to make this election or such election is ambiguous or does not comply with the terms of the Plan, the Executive will be deemed to have elected to be paid in a lump sum. Payment shall be made or commence within ninety (90) days following the date of his Separation from Service, with subsequent installments, if any, being paid on the first day of each month thereafter. In the event of the Executive’s death after installments have commenced but prior to receiving all installments owed hereunder, as applicable, the Bank shall continue to pay any remaining installments to the Executive’s Beneficiary in accordance with the schedule the installments would have been paid to the Executive had the Executive survived.

5.3    Change in Control. Within thirty (30) days following the Effective Date, the Executive must make a one-time election whether to be paid upon the Bank’s Change in Control. If he so elects, the Executive must also determine whether to be paid in a lump sum or up to one hundred eighty (180) monthly installments. If the Executive fails to make these elections or such elections are ambiguous or do not comply with the terms of the Plan, the Executive will be deemed to have elected not to be paid upon a Change in Control or to be paid in a lump sum as applicable. If the Executive has chosen to be paid upon a Change in Control, then in the event of the Bank’s Change in Control while the Executive is employed with the Bank, the Bank shall pay to the Executive his vested Account balance, calculated as of the date of the Change in Control, in the form elected by the Executive. Payment shall be made or commence within ninety (90) days following the date of the Change in Control, with subsequent installments, if any, being paid on the first day of each month thereafter. In the event of the Executive’s death after installments have commenced but prior to receiving all installments owed hereunder, as applicable, the Bank shall continue to pay any remaining installments to the Executive’s Beneficiary in accordance with the schedule the installments would have been paid to the Executive had the Executive survived.

    (a)    Parachute Payments. Notwithstanding any provision of this Plan to the contrary, and to the extent allowed by Section 409A, if any benefit payment under this Section 5.3 would be treated as an “excess parachute payment” under Code Section 280G, the Bank shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.
5.4    Accelerations. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank (without any direct or indirect election on the part of the Executive), in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (a) in limited cashouts (but not in excess of the limit under Code Section 402(g)(1)(B)); (b) to pay employment-related taxes; or (c) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Section 409A (but in no case shall such payments exceed the amount to be included in income as a result of the failure to comply with the requirements of Section 409A).
    5.5    Restrictions on Time of Payment. Solely to the extent necessary to avoid penalties under Section 409A, payments to be made as a result of a Separation from Service under this Article may not commence earlier than six (6) months after the Executive’s Separation from Service if, pursuant to Section 409A, the Executive is considered a Specified Employee. In the event a distribution is delayed pursuant to this paragraph, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified in the appropriate subsection.

    5.6    Delays. If the Bank reasonably anticipates that any payment scheduled to be made under this Plan would violate securities laws (or other applicable laws) or jeopardize the ability of the Bank to continue as a going concern if paid as scheduled, then the Bank may defer that payment, provided the Bank treats payments to all similarly situated individuals participating in all aggregated plans on a reasonably consistent basis. In addition, the Bank may, in its discretion, delay a payment upon such other events and conditions as the IRS may prescribe, provided the Bank treats payments to all similarly situated individuals participating in all aggregated plans on a reasonably consistent basis. The amounts so accrued in accordance with the terms of the Plan shall be distributed to the Executive or his Beneficiary (in the event of the Executive’s death) at the earliest possible date on which the Bank reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the IRS.
    5.7    Rights of Executive and Beneficiary.
(a)    Creditor Status of Executive and Beneficiary. The Plan constitutes the unfunded, unsecured promise of the Bank to make payments to the Executive or his

Beneficiary in the future and shall be a liability solely against the general assets of the Bank. The Bank shall not be required to segregate, set aside or escrow any amounts for the benefit of the Executive or his Beneficiary. The Executive and his Beneficiary shall have the status of a general unsecured creditor of the Bank and may look only to the Bank and its general assets for payment of benefits under the Plan.

    (b)    Investments. In its sole discretion, the Bank may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Bank to meet its anticipated liabilities under the Plan. Such policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Bank. The Executive and his designated Beneficiary shall have no rights, other than as general creditors, with respect to such policies, annuities or other acquired assets. In the event that the Bank purchases an insurance policy or policies insuring the life of the Executive or another employee, to allow the Bank to recover or meet the cost of providing benefits, in whole or in part, hereunder, neither the Executive nor his Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.
5.8    Discharge of Obligations. The payment to the Executive or his Beneficiary of the Account in full, pursuant to this Article V, shall discharge all obligations of the Bank to the Executive or his Beneficiary under the Plan with respect to the Executive’s Account.
ARTICLE VI
BENEFICIARY DESIGNATION
6.1    Designation of Beneficiaries.
    (a)    The Executive may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Plan Administrator, and shall be effective only when filed with the Plan Administrator during the Executive’s lifetime.
(b)    In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Bank shall pay the benefit payment to the Executive’s spouse, if then living, and if the spouse is not then living to the Executive’s then living descendants, if any, per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Bank may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.
(c)    The Executive’s designation of a Beneficiary will be automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

(d)    If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Bank may distribute the payment to the Executive’s estate without liability for any tax or other consequences, or may take any other action which the Bank deems to be appropriate.
6.2    Information to be Furnished by Executive and Beneficiary; Inability to Locate Executive or Beneficiary. Any communication, statement or notice addressed to the Executive or to a Beneficiary at his or her last post office address as shown on the Bank’s records shall be binding on the Executive or Beneficiary for all purposes of the Plan. The Bank shall not be obliged to search for the Executive or Beneficiary beyond the sending of a registered letter to such last known address.
6.3    Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person legally declared incompetent, or to a person legally deemed incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to payment of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such distribution amount.
ARTICLE VII
PLAN ADMINISTRATION
7.1    Plan Administrator Duties. The Plan Administrator shall be responsible for the management, operation, and administration of the Plan. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by the Bank, Executive, or Beneficiary. No provision of this Plan shall be construed as imposing on the Plan Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.
7.2    Plan Administrator Authority. The Plan Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes.
7.3    Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, or application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive, and binding upon all persons having any interest in this Plan.
7.4    Compensation, Expenses, and Indemnity. The Plan Administrator shall serve without compensation for services rendered hereunder. The Plan Administrator is authorized at the expense of the Bank to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Bank.
7.5    Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator, on all matters relating to the Executive’s death or Separation from Service, or the Bank’s Change in Control, and such other pertinent information as the Plan Administrator may reasonably require.
7.6    Compliance with Section 409A.
(a)    Notwithstanding anything contained herein to the contrary, the interpretation and distribution of the Executive’s benefits under the Plan shall be made in a manner and at such times as to comply with all applicable provisions of Section 409A and the regulations and guidance promulgated thereunder, or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes. Any defined terms shall be construed consistent with Section 409A and any terms not specifically defined shall have the meaning set forth in Section 409A.
(b)    The intent of this Section is to ensure that the Executive is not subject to any tax liability or interest penalty, by reason of the application of Code Section 409A(a)(1) as a result of any failure to comply with all the requirements of Section 409A, and this Section shall be interpreted in light of, and consistent with, such requirements. This Section shall apply to distributions under the Plan, but only to the extent required in order to avoid taxation of, or interest penalties on, the Executive under Section 409A. These rules shall also be deemed modified or supplemented by such other rules as may be necessary, from time to time, to comply with Section 409A.

ARTICLE VIII
AMENDMENT AND TERMINATION
8.1    Amendment. This Plan may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Plan to ensure that the Plan is characterized as a “top-hat” plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), or to conform the Plan to the provisions of Section 409A or to conform the Plan to the requirements of any other applicable law (including but not limited to ERISA, banking regulations, and the Code).
8.2    Plan Termination Generally. The Bank reserves the right to terminate the Plan at any time without the consent of the Executive. The benefit payable in the event of a Plan termination shall be the vested balance of the Executive’s Account calculated as of the date the Plan is terminated. Except as provided in Section 8.3, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article V.
8.3    Plan Termination and Liquidation under Section 409A. Notwithstanding anything to the contrary in Section 8.2, the Bank may terminate and liquidate the Plan as described under Treasury Regulation §1.409A-3(j)(4)(ix). Any acceleration of the payment of benefits due to Plan termination and liquidation shall comply with the following subparagraphs, but only as permitted in accordance with Section 409A and Treasury Regulation §1.409A-3(j)(4)(ix). In the event of such termination and liquidation, the Bank shall pay to the Executive his vested Account balance. After deduction of estimated expenses in liquidating and paying Plan benefits, the Bank may accelerate payment to the Executive subject to the terms below:
(a)    Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Plan, pursuant to Treasury Regulation §1.409A-1(c) (“Similar Arrangements”), provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Bank; (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination; and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan.
(b)    Upon the Bank’s dissolution taxed under Code Section 331, or with approval of a bankruptcy court, provided that the amounts deferred under the Plan are included in the Executive’s gross income in the latest of: (i) the calendar year on which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable; or
    (c)    Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Bank’s arrangements which are substantially similar to this Plan are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the Plan.
ARTICLE IX
CLAIMS PROCEDURE
9.1     Claims Procedure. This Article is based on Department of Labor Regulation Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail. A Claimant who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a)    Initiation - Written Claim. The Claimant initiates a claim by submitting a written request for the benefits to the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained.

(b)    Timing of Bank Response. The Plan Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing prior to the end of the initial 90-day period that an additional period is required. Any notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

(c)     Notice of Decision. If the Plan Administrator denies the claim, in whole or in part, the Plan Administrator shall notify the Claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)The specific reasons for the denial;
(ii)A reference to the specific provisions of the Plan on which the denial is based;
(iii)A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;
(iv)An explanation of the Plan's review procedures and the time limits applicable to such procedures; and
(v)A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
9.2     Review Procedure. If the Plan Administrator denies the claim, in whole or in part, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

(a)Initiation - Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b)Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c)Considerations on Review. In considering the review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)Timing of Bank Response. The Plan Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e)Notice of Decision. The Plan Administrator shall notify the Claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)The specific reasons for the denial;
(ii)A reference to the specific provisions of the Plan on which the denial is based;
(iii)A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits; and
(iv)A statement of the Claimant's right to bring a civil action under ERISA Section 502(a).

9.3    Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant's failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

9.4    Exhaustion of Remedies. A Claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

9.5    Failure of Plan to Follow Procedures. If the Plan fails to establish or follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to immediately pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Plan met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the claimant with notice of the resubmission.

9.6    Arbitration. If a Claimant continues to dispute the benefit denial based upon completed performance of the Plan or the meaning and effect of the terms and conditions thereof, then the Claimant must submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the Claimant. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination. Where a dispute arises as to the Bank’s discharge of the Executive for Cause, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

ARTICLE X
MISCELLANEOUS
10.1    Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
10.2    Nonassignability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.
10.3    Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Executive. Nothing in this Plan shall be deemed to give the Executive the right to be retained in the service of the Bank as an employee or to interfere with the right of the Bank to discipline or discharge the Executive at any time.
10.4    Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflicts of law (except and to the extent preempted by applicable federal law).
10.5    Notice. Any notice, consent, or demand required or permitted to be given to the Bank or Plan Administrator under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Bank’s principal business office. Any notice, consent, or demand required or permitted to be given to the Executive or Beneficiary under this Plan shall be sufficient if in writing and hand delivered, or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. .Any notice or filing shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

10.6    Coordination with Other Benefits. The benefits provided for the Executive or his Beneficiary under this Plan are in addition to any other benefits available to the Executive under any other plan or program for employees of the Bank. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.
10.7    Unclaimed Benefits. In the case of a benefit payable on behalf of the Executive, if the Plan Administrator is unable to locate the Executive or Beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Bank upon the Plan Administrator’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Executive or Beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Plan Administrator to the Executive or Beneficiary, without interest, from the date it would have otherwise been paid.

IN WITNESS WHEREOF, the parties hereto execute this Plan as of the date first written above.

EXECUTIVE:                        ACNB BANK

/s/Douglas A. Seibel                    By: /s/ James P. Helt
Douglas A. Seibel     James P. Helt
     President & Chief Executive Officer